ADVAXIS, INC
212 Carnegie Center
Princeton, NJ 08540

February 8, 2005

Vafa Shahabi, Ph.D.
200 Jug Hollow Rd.
P.O.Box 21
Valley Forge, PA 19481

Dear Vafa,

Re: Employment Agreement

Advaxis, Inc. ("**Advaxis**" or "**Company**") would like to offer you the position of Director of Science with an effective start date of March 1st, 2005. The following terms and conditions will apply:

1. **Capacity, extent of service**: You will be employed by Advaxis or its successors for the Term (as defined below) as its Director of Science or other capacity as determined by the President of the Company. This position will report directly to the VP Science of the Company or other person defined by management. You shall be responsible to work on and/or manage various research and/or development projects as defined by the Company's management from time to time. During your employment hereunder, you shall devote your full business time and your best efforts, business judgment, skill and knowledge to the performance of your duties and responsibilities hereunder. You shall not engage in any other business activity or employment during the term of this Agreement, other than matters approved by the President.

2. **Effective Date, Term**. The effective date of this Agreement and your employment (the "Effective Date") shall be the day first written above.

3. **Salary**: your base salary shall be $100,000 per annum.

4. **Bonus**: You will participate in the Bonus Program with a potential total annual discretionary bonus of $20,000 ("Bonus"). The Bonus will depend on achieving personal and Company milestones. The CEO of the Company will determine the milestones within the first 30 days of your employment.

5. **Benefits**: In addition to the above you will be entitled to participate in the Company's benefit plan including a 401 (k) plan upon the establishment of such plan by the Company. In addition, you will have 21 vacation days per year.

6. **Options**: You will participate in the Company's 2005 Stock Option Plan ("**Plan**") upon the approval of such plan by the board of directors and by the shareholders of the Company. You

2/15/05

shall receive 150,000 (one hundred fifty thousand) options with a 4-year vesting period, all subject to the terms and conditions as set in the Plan. You will be eligible to be considered for additional option grants subject to the Company's future incentive plans and practices.

7. **Non-Competition and Non-Solicitation:** You shall not for 18 months following the termination of this agreement for any reason: (a) directly or indirectly compete with the Company, or advise or become a partner or a 1% shareholder or employee in a competing entity (defined as any entity involved in research, development, selling, manufacturing or marketing of vaccines or drugs based on *Listeria Monocytogenes* or *Listeriolosyn O, PEST or ActA*), or (b) solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company. You acknowledge and agree that the geographic, length of term, and types of activity restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company.

8. **Termination**: Following the Ending Date your employment can be terminated by the Company with a 30-day prior notice for any reason. Upon such Termination by Company, Company shall conduct an exit interview and provide the reason for termination.

Upon your acceptance, this letter will contain the agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written).

If these terms are agreeable to you, sign and date the letter in the appropriate space at the bottom and return it us.

Sincerely,

Advaxis, Inc.

Name: ~~Vafa Shahabi, PhD~~ J. TODD DERBIN

Title: ~~Sr. Research Scientist~~ CEO

I understand and accept the terms and conditions of this offer of employment.

Vafa Shahabi, Ph.D

Date: Feb 15, 2005